UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2026

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3200 Park Center Dr., Suite 800
Costa Mesa, California 92626
(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 722-6257

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Legacy Advisor Bridge Loan Notice of Default
On January 29, 2026, Pacific Oak Strategic Opportunity REIT, Inc. (the “Company”) and Pacific Oak Strategic Opportunity Limited Partnership (the “Operating Partnership”), a wholly owned subsidiary of the Company, received a notice of default and reservation of rights letter (the “Notice”) from Pacific Oak Capital Advisors, LLC (“POCA”), the Company’s predecessor advisor through January 31, 2026. The Notice relates to that certain loan from POCA to the Operating Partnership in the principal amount of $10.0 million dated July 14, 2025, as previously disclosed in the Company’s filings (the “Related Party Loan”). The Notice alleges, among other things, that no interest has ever been paid on the Related Party Loan, and as a result the loan is in default and that all principal and interest is now due. The Notice also alleges that default interest is now accruing and that more collateral is required under the related pledge agreement.
The Company is investigating the nature of the payments made by the Company and the Operating Partnership to POCA since the making of the Related Party Loan. The Company reserves all rights to dispute that the loan is in default.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.

Dated: February 4, 2026	BY:	/S/ BRIAN RAGSDALE
Brian Ragsdale
President, Chief Executive Officer and Chief Financial Officer
(principal executive officer)